Homeland Stores, Inc.
                             P.O. Box 25008
                       Oklahoma City, Oklahoma 73125

                             June 1, 2000





Mr. David B. Clark
President and Chief Executive Officer
Homeland Stores, Inc.
P. O. Box 25008
Oklahoma City, Oklahoma 73125

Dear Dave:

	        	With respect to the loss you incurred on the sale of your residence in
Birmingham, Alabama after your relocation to Oklahoma to join Homeland Stores,
Inc. (the "Company") as President and Chief Executive Officer, the Company has
agreed to loan you the sum of $90,000.00.  The loan will be evidenced by a promissory note, in the form of Exhibit A attached hereto.

	        	You agree to apply the proceeds of the loan to purchase no less than
15,000 shares of stock of Homeland Holding Corporation (the "Stock") in open market purchase transactions during the period from March 1, 2000 through June
30, 2000.  You will provide to the Chairman of the Company's Compensation and
Benefits Committee copies of confirmations of your purchases of Stock within 30 days from the date hereof.

	        	This letter agreement shall be binding upon and inure to the benefit of your heirs and representatives and the successors and assigns of the Company, but neither this letter agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by you (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this letter agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

	        	By signing below, you represent to the Company that your purchases of the Stock have been and will be in compliance with applicable federal and state securities laws and the Company's insider trading policies and that you have complied and will comply with all applicable reporting and other obligations with respect to the purchase, holding and sale of the Stock.



Mr. David B. Clark
June 1, 2000
Page 2


	        	Please confirm your agreement with the foregoing by signing below and returning one signed copy of this letter agreement to me.

                                   						Sincerely,

                                   						HOMELAND STORES, INC.


						                                   Laurie M. Shahon, Chairman of the
                                   						Compensation & Benefits Committee
                                   						of the Board of Directors

ACCEPTED AND AGREED as
of the 1st day of June, 2000


__________________________________________
David B. Clark






                                                         											EXHIBIT A

                                PROMISSORY NOTE


$90,000.00								                                    Oklahoma City, Oklahoma
										    	                                                  June 1, 2000



	       	FOR VALUE RECEIVED, the undersigned, David B. Clark (the "Executive"), hereby unconditionally promises to pay to the order of Homeland Stores, Inc., a
Delaware corporation (the "Company"), at its offices, in lawful money of the
United States of America, the principal amount of Ninety Thousand and No/100
Dollars ($90,000.00) (the "Loan").  Interest on the Loan shall accrue at the federal funds rate as quoted in The Wall Street Journal for the close of business on June 1, 2000, and the amount of accrued interest shall be added to the unpaid principal amount of the Loan on each anniversary date of this
Promissory Note.  Payments due on this Promissory Note are payable in equal principal installments in the amount of Thirty Thousand and No/100 Dollars
($30,000.00) each, plus interest accrued thereon, on June 1, 2001, June 1, 2002 and June 1, 2003.  So long as the Executive remains employed by the Company on the foregoing payment dates, each such date's payment of principal and interest will be forgiven by the Company and treated as additional wages to the Executive as of each such payment date.  Notwithstanding the foregoing payment schedule, the principal amount then outstanding on the Loan, together with all interest accrued thereon, shall be paid on the earliest to occur of (i) the Executive's termination of employment by the Company for Cause (as defined in that certain letter agreement dated February 17, 1998, between the Company and the Executive
(the "Agreement")), (ii) the Executive's termination of employment by the
Executive unless such termination by the Executive occurs following a Trigger
Event (as defined in the Agreement), or (iii) six months after the Executive's termination of employment without Cause by the Company or by reason of the
Executive's death or Disability (as defined in the Agreement); provided, however, that in the event (a) the Executive remains in continuous employment with the Company until June 1, 2003, or (b) the Executive terminates his employment following a Trigger Event, the Loan, including all interest accrued thereon, shall be forgiven in its entirety and this Promissory Note shall be deemed canceled and of no further force and effect.

      	Default in payment when due and payable, upon acceleration or otherwise, of the principal of and interest on this Note shall constitute an "Event of Default" under the terms of this Note. "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default. Upon the occurrence of an Event of Default, all amounts then remaining unpaid on this Note shall become, or may be declared by the Company to be, immediately due and payable.


     		The Executive hereby agrees that the Company, at its option, may withhold from time to time from compensation or other amounts payable by the Company to the Executive, any amounts required to make payments of principal of and interest on this Note.  While any Default exists hereunder, the Company may



Mr. David B. Clark
June 1, 2000
Page 4


set off all amounts herein promised to be paid against compensation or other amounts payable by the Company to the Executive.

     		This Note is subject to optional prepayment in whole or in part at any time.

     		This Note is made pursuant to a letter agreement of even date between the
Company and the Executive.  The provisions of such letter agreement are incorporated herein by reference.

     		All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.  Such parties consent to any extension of time (whether one or more) of payment hereof or release of any party liable for the payment of this obligation.  Any such extension or release may be made without notice to any such party and without discharging such party's liability hereunder.

    		The Executive agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of the holder's rights hereunder, the Executive will pay to the holder its reasonable attorney's fees together with all court costs and other expenses of collection paid by such holder.

    		THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF OKLAHOMA.


                                    							_________________________________
                                               										     David B. Clark